April 21, 2010

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement ("Agreement"), is entered into between James Golden with an address at 3503 Skyline Drive, Reno, Nevada 89511 ("Executive") and GoldSpring, Inc., with an address at 1200 American Flat Road, Virginia City, Nevada, 89440 ("Employer"), and together with its subsidiaries and affiliates and their respective officers, directors, employees, shareholders, investors, members, partners, plan administrators, attorneys and agents, as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively, the "Company") on April 19, 2010.

1. Resignation of Employment. Executive hereby resigns from his employment, his position as Chief Operating Officer and any and all other appointments he holds with the Company as an officer, employee, or agent effective as of April 1, 2010 ("Resignation Date"). On and after the Resignation Date, Executive has no authority to act on behalf of or in a decision making capacity for the Company, and shall not hold himself out as having such authority.

2. Consideration. As good and valuable consideration for Executive's execution, delivery, and non-revocation of this Agreement and subject to Executive's continued compliance with the agreements set forth herein, in Sections 12, 13, 14 and 15 of the Employment Agreement (defined below) and in the Covenants Agreement (defined below) (the amounts hereinafter referred to as the "Additional Rights"):

(a) Employer shall pay Executive (i) a lump sum severance payment of $37,500 (less withholdings and deductions) upon execution of this Agreement and (ii) severance at a rate of his current base salary (less withholdings and deductions) from the Resignation Date through December 31, 2010, in accordance with Employer's standard payroll schedule (together, the "Severance Payment"); provided, however, that any remaining Severance Payments (less withholdings and deductions) shall be paid in full within thirty days following the Company's successful completion of a new capital raise through an investment banker led offering, if earlier than December 31, 2010.

(b) Executive shall continue to be eligible to receive medical insurance coverage under Employer's current medical plan at the same cost to Executive as immediately prior to the Resignation Date, through the earlier of (i) December 31, 2010 and (ii) the date Executive becomes eligible for medical insurance coverage with a new employer. Such coverage is intended to be in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (or COBRA), and Executive may continue to participate in the medical plan at his own cost, following the date set forth in the preceding sentence to the extent required under COBRA. In order to maintain COBRA coverage, including the benefit outlined in this Section 2(b), Executive must elect such coverage in the applicable time period following receipt of COBRA notices.

(c) Employer shall give Executive as additional payments: (i) title to the current vehicle owned by Employer in his possession, a 2005 Chevy 2500 Pick Up (VIN No. 1GCHK29U05E141661) (it is intended that such title shall be transferred within 30 days following execution of this Agreement), (ii) the Toshiba laptop computer (stripped of all Company information) and HP large format printer used by Executive prior to the Resignation

Date and (iii) all rights possessed by the Company for the Big Mike Copper Mine claims and the exclusive mining rights to Big Mike Copper Mine, without lease, rent, or royalty payments to or depletion allowance to Employer, which claim Executive has 90 days from the date of this Agreement within which to evaluate and accept transfer of mineral rights and all related maintenance costs and obligation to Executive or his nominee (see Exhibit I).

(d) The board of directors of Employer previously approved a grant of 90,000,000 options to purchase stock of Employer to Executive under the 2006 Stock Option and Incentive Plan, of which 90,000,000 options are vested and unexercised as of the Resignation Date and remain exercisable until December 31, 2012, on which date unexercised options shall terminate. Executive specifically agrees that he shall not be entitled to any further option or stock grants from Employer, and that all unvested options existing on the Resignation Date shall be automatically terminated effective as of the Resignation Date.

(e) Employer shall not take any action that is intended to prevent Executive from selling the 8,165,714 unregistered shares of common stock of Employer acquired by Executive upon exercise of his options to purchase such stock in August 2008.

(f) Executive acknowledges and agrees that he has received all salary and benefits to which he is entitled as a result of Executive's employment, except as otherwise provided in this Agreement. Executive acknowledges that on the next regularly scheduled paydate following the Resignation Date, Executive will have received wages for employment through the Resignation Date. Executive acknowledges there are no unused vacation days as of the Resignation Date. Executive further acknowledges that he has received any reimbursement for expenses prior to April 13, 2010 to which he may have been entitled and that he is not entitled to reimbursement for any other expenses incurred after the Resignation Date, including, but not limited to per diem, travel and living expenses. Upon execution of this Agreement, Employer and Executive shall execute three (3) copies of an Assignment and Assumption of Lease in the form attached hereto as Exhibit IV (the "Assignment of Lease"), pertaining to the lease (the "Lease") of the apartment currently occupied by Executive. Executive agrees to use commercially reasonable efforts to obtain the landlord's signature on the Assignment of Lease and to return one fully executed copy to Employer, provided that if Executive is not able to do so within fourteen (14) days after execution of this Agreement, time being of the essence, then Employer shall continue to pay rent under the Lease and shall deduct the amount of such rent each month from the Severance Payment. With respect to the Lease, Executive agrees to indemnify and hold harmless the Company for and from any liability that may be imposed on, incurred by, or asserted against the Company in connection with or arising out of such Lease after the Resignation Date.

(g) Executive further acknowledges and agrees that after the Resignation Date, Executive is not entitled to any payments, benefits or perquisites outlined in the Executive Employment Agreement by and between Employer and Executive entered into as of December 13, 2007 (the "Employment Agreement") or to participate in any of the benefit plans of the Company other than as specifically identified in this Section 2.

(h) Executive acknowledges that the payment of the amounts in Sections 2(b) and (c) above and the promises set forth in Section 2(d) above are adequate consideration to support his grants of the release in Section 3 hereof and his other agreements and covenants set forth herein

regardless of whether or not Executive receives all of the payments or benefits under Sections 2(a) or 2(d) above. Executive will not be entitled to any other payments or amounts from the Company following the Resignation Date, except as provided in this Section 2.

3. Mutual Release. In consideration of the payments set forth in Section 2 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, for and on behalf of himself, his heirs and assigns, hereby unconditionally and irrevocably releases, waives, discharges and gives up any and all Claims (as defined below) which Executive may have against the Company, arising on or prior to the effective date of this Agreement and any and all rights to contributions for contingent liabilities associated with ventures engaged in prior to the date of this Agreement, including U3 LLC, whenever arising. In consideration of the promises made in this Agreement and the termination of the Employment Agreement, the Company hereby unconditionally and irrevocably releases, waives, discharges and gives up any and all Claims (as defined below) which the Company may have against the Executive, arising on or prior to the effective date of this Agreement and any and all rights to contributions for contingent liabilities associated with ventures engaged in prior to the date of this Agreement, including U3 LLC, whenever arising. "Claims" means any and all actions, charges, complaints, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, commissions, bonuses, stock options, severance pay, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the state of Nevada, or any other state and the United States, including, but not limited to, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act ("ADEA"), OSHA, the Sarbanes-Oxley Act of 2002, the Nevada Law Against Discrimination, the Nevada Family Leave Act, the Nevada Civil Rights Act, and the Nevada Conscientious Employee Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Executive or the Company is not aware and those not mentioned in this Agreement. Each specifically releases the other from any and all Claims arising out of Executive's employment with Employer or separation therefrom. Nothing in this Agreement shall preclude Executive from (a) filing with or participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding, (b) exercising Executive's rights, if any (i) under COBRA, (ii) Employer's 401(k) pension plan, or (iii) Employer's stock option plan and (c) enforcing his rights under this Agreement. Nothing in this Agreement shall preclude the Company from exercising any of its rights under this Agreement.

4. Representations; Covenant Not to Sue. Executive and the Company hereby represent and warrant to the other that Executive and the Company, as applicable, has not: (a) filed, caused or permitted to be filed any complaint, charge, claim or proceeding against the other (whether

directly or before any local, state or federal agency, court, governmental or quasi-governmental authority, or other body) (each, a "Proceeding"), nor has either agreed to do any of the foregoing nor is either aware of any basis on which such a Proceeding could reasonably be instituted and neither has created any liabilities or obligations on behalf of or for the account of the other; (b) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against the other that has been released in this Agreement; or (c) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim or Proceeding against the other. In addition, each represents and warrants that it or he shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or itself or any third party of a Proceeding or Claim against the other. Each hereby waives any right he or it may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). Notwithstanding the foregoing, nothing shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company challenging the validity of the waiver of his claims under ADEA contained in this Agreement (but no other portion of such waiver) or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC with respect to ADEA. Executive and the Company represent and warrant that he or it shall report to the other (Executive, individually or Employer's Chief Executive Officer) in writing if he or it receives a formal or informal request for documents, materials, or information about the other within five business days of such formal or informal request and that Executive or the Company shall not respond to same within five business days subsequent to the delivery of such written notice to the other (Executive, individually or Employer's Chief Executive Officer).

5. Forfeiture of Additional Rights. If Executive fails to comply with any provision of this Agreement or if any representations made in this Agreement are false, including Executive's obligation to cooperate in providing services or information to the Company and the restrictions set forth in Section 7 of this Agreement, the Additional Rights not theretofore paid (including the extension of any rights to exercise the options beyond 90 days following the Resignation Date) shall be forfeited (a) upon Executive's breach any of his covenants herein, (b) upon a determination by Employer that any of Executive's representations herein were false when made or (c) upon Executive's breach of any of Sections 12, 13, 14 or 15 of the Employment Agreement. For the avoidance of doubt, Executive acknowledges that the occurrence of any of the events described in clauses (a), (b) or (c) of the preceding sentence constitutes a material breach of the Agreement. Executive agrees that if payments hereunder cease, this Agreement shall continue to be binding on Executive and the Company shall be entitled to enforce the provisions of this Agreement and Employer shall have no further payment obligations to Executive hereunder. If the Company fails to comply with any provision of this Agreement and does not cure such failure to comply within 10 days after receipt of notice from Executive, the Executive may seek remedy at law or in equity.

6. Who is Bound. Employer and Executive are bound by this Agreement. Anyone who succeeds to Executive's rights and responsibilities such as the executors of Executive's estate is bound and anyone who succeeds to Employer's rights and responsibilities, such as its successors and assigns is also bound.

7. Non Disparagement; Confidentiality; Restrictive Covenants.

(a) Employer and Executive shall not, and shall not encourage others to, defame, disparage or criticize the other or its products, services, finances, capabilities, businesses or any former or existing owners, investors, members, shareholders, vendors, customers, counsel, representatives, employees, managers, directors, officers or agents in any way in any medium to any person. Notwithstanding, the Employer and Executive may confer in confidence with their legal representative and make truthful statements as required by law. Provided Executive directs all inquiries from potential future employers to Employer's Chief Executive Officer, Employer agrees to provide information about dates of Executive's employment and position Executive held during employment.

(b) Executive acknowledges that he continues to be bound by his Employment Agreement (specifically, but not limited to, paragraphs 12, 13, 14 and 15 thereof) and any confidentiality and noncompete agreements he has entered into with the Company (the "Covenants Agreement"). Regarding any provision of the Employment Agreement and the Covenants Agreement:

(i) Executive acknowledges that all Employment Agreement sections 12, 13, and 14 Proprietary Property, Confidential Information, Patent, Intellectual Property and Related Matters are owned by the Company and to be returned to the Company and Employer confirms and agrees that Executive is authorized and entitled to keep and retain copies of all said Employment Agreement sections 12, 13 and 14 property except for credit cards, keys, and access cards.

(ii) Executive confirms and agrees that Executive shall not at any time directly or indirectly disclose to any person or entity or use for Executive's own benefit any Confidential Information (as defined below) concerning the business, finances or operations of Company or its customers. "Confidential Information" includes all information (whether in written, electronic, oral or other form and including trade secrets and non-public, confidential or proprietary information) owned or held by or relating to the Company or any of its prospective ventures, locations, clients, vendors, suppliers, consultants or advisers (including past, present or prospective business, technology or technical processes, operating data, methods or processes, sources of supply, financial condition, financial or business performance or data, revenues, costs, assets, liabilities, rights, obligations, strategies and plans), including any of such information that is obtained from or furnished by, on behalf of or for any of them or their controlling persons, directors, officers, employees, affiliates, representatives (including financial advisors, attorneys and accountants), agents or financing sources (collectively, "Representatives"), and all files, books, records, notes, compilations, analyses, forecasts, studies, reports and other documents (whether in written or electronic form) which contain or reflect any of such information, whether prepared by or for Executive or any Representatives of any of them. Confidential Information does not include information which (A) is on the date hereof part of the public domain and otherwise widely known, (B) becomes after the date hereof part of the public domain and otherwise widely known other than as a result of a breach of this Agreement, (C) is on the date hereof known by Executive as evidenced by dated written records, or (D) becomes after the date hereof known by Executive on a nonconfidential basis from a source (other than the Company or any of its customers, clients, vendors, suppliers, consultants or advisers or any of its or their

Representatives) which is not prohibited from disclosing such information to Executive, as evidenced by dated written records.

(iii) Executive agrees that he shall not, for the period commencing on the Resignation Date through March 31, 2012, directly or indirectly, either individually or on behalf of or through any other person, (A) solicit or induce, or in any manner attempt to solicit or induce, any person who is employed by, an agent of or a vendor, supplier or service provider to, or who is otherwise acting as a Representative of, the Company to terminate such person's relationship with the Company or solicit or induce, or in any manner attempt to solicit or induce, any person who is employed by, an agent of or a vendor, supplier or service provider to, or who is otherwise acting as a Representative of, the Company (an "Other Contact") to engage in any mining activities with any person other than the Company, (B) divert, or attempt to divert, any person from doing business with the Company or interfere, or attempt to interfere, with or seek, or attempt to seek, to participate in any business being or that may be done by the Company or Other Contact or (C) induce, or attempt to induce, any person to reduce the business such person does with the Company or to cease being a supplier of, providing products or services to or maintaining such person's other business relationships with, the Company.

(iv) Executive agrees that he will not, directly or indirectly, either individually or on behalf of or through any other person, for the period commencing on the Resignation Date through March 31, 2012, in any capacity, own, manage, control, advise, operate, provide services to, consult with, receive compensation or benefits from, be connected or employed by or otherwise associated with any person engaged or proposing to engage in, or otherwise engage in any manner in the mining business in and around GoldSpring's Comstock Project Area and the perimeter buffer area, as depicted in Exhibit II attached hereto, except for the claims currently held by Decommissioning Services Inc. as of the Resignation Date (otherwise known as The Haywood Mine) and the perimeter buffer area, as depicted in Exhibit III attached hereto. The Company acknowledges that the Big Mike Copper Mine and other properties owned by the Executive prior to the commencement of his employment with GoldSpring are not located in the Comstock Project Area and mining in those areas is not a violation of this Agreement. The Company further acknowledges that this provision is not intended to restrict Executive from employment with or providing services to other mining companies that mine around the Comstock Project Area, and Executive acknowledges that should he become so employed, he will not provide services to any such company in respect of their mining practices in the Comstock Project Area and Executive will not in any event disclose any Confidential Information.

(v) Executive acknowledges that each of his obligations enumerated above (and identified in the said Employment Agreement sections or Covenants Agreement) shall be independent of his other obligations and shall be in addition to and not in lieu of any other obligations Executive may have to the Company and any other rights available to the Company at law or in equity. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, such provision shall be reformed by the parties to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the original intent of the parties as closely as possible as expressed in, and the benefits to the parties provided by, this Agreement. If such provision cannot be so reformed, such provision shall be severed from this

Agreement and the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent as closely as possible in order that the benefits provided by such provision shall be preserved to the greatest extent possible. Additionally, if the parties fail to agree to any such reformation or modification and the provision in question is held to be invalid or unenforceable because of the duration, area, scope, activity or subject matter thereof, the court making such determination shall have the power to reduce the applicable duration, area, scope, activity or subject matter to the maximum or broadest extent permissible by law and, in its reduced form, the provision in question shall then be valid and enforceable. No such holding shall affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

(vi) Executive further acknowledges that money damages for a breach or threatened breach of this Agreement by Executive is unlikely to be calculable, that such a breach is likely to cause substantial, continuing and irreparable harm to the Company and that remedies at law are likely to be inadequate to protect the Company against any actual or threatened breach of this Agreement by me. Accordingly, Executive agrees to the granting of injunctive relief in favor of the Company in the event of any such breach or threatened breach, without proof of actual damages and without the requirement of posting bond or other security. Such relief shall not be the exclusive remedy for a breach by Executive of this Agreement, but shall be in addition to all other rights and remedies available at law, in equity or otherwise to the Company. Notwithstanding any other provision contained herein to the contrary, Executive acknowledge and agree that the periods described in Section 7(b)(iii) and (iv) of this Agreement, as applicable, shall be tolled during any period of violation of any of the covenants in such section and during any other period required for litigation during which the Company seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

(vii) If Executive has concerns as to whether any activity in which he wishes to engage would be a violation of this Agreement, he may request a written confirmation from the Company as to whether such activity violates this Agreement.

(c) Executive agrees that the amounts paid to Executive as well as all of the terms of this Agreement shall be kept confidential. Executive shall not reveal the terms of this Agreement to anyone, except to Executive's family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Agreement, or in response to a subpoena or other legal process, after reasonable written notice has been provided to Employer sufficient to enable Employer to contest the disclosure.

(d) Without limiting the generality of the foregoing, Employer and Executive agree not to post information or direct or encourage others to post information on message boards that in any way disparages the Company or discloses Confidential Information.

8. <u>Surrender of Company Property.</u> Except as provided in section 2(c) and 6(b)(i) of this Agreement, Executive represents and warrants to Company that prior to or simultaneously with the execution of this Agreement, Executive has surrendered to Employer all property belonging

to, or purchased with the funds of, Company and any equipment (including computers and cell phones), employee or security identification or access cards, keys, client data bases, computer files, Company proposals, computer access codes, documents, memoranda, records, files, letters, specification or other papers (including all copies and other tangible forms of the foregoing) acquired by Executive by reason of his employment with Employer and in Executive's possession or under his custody or control relating to the operations, business or affairs of Employer or its clients.

9. Cooperation With Investigations/Litigation. Executive agrees to fully and promptly cooperate with the Company, upon reasonable request and payment of reasonable compensation to and expenses of Executive, as the Company shall deem necessary, appropriate or expedient, in any and all legal, environmental, business or other disputes, investigations, claims (including cross claims and counterclaims) suits or proceedings and other matters, however characterized, relating in any way to any activities and/or issues and/or incidents of any kind which took place during the period of his employment by Employer, regardless of whether those activities, issues or incidents related to or were on behalf of Employer or others. The Company also agrees to file timely, that is, within 30 days following the Resignation Date, the appropriate notifications with the Division of Minerals of the State of Nevada, such that an appropriate officer of the Company will replace Executive and assume proper responsibility for reclamation responsibilities associated with existing reclamation commitments and responsibilities in accordance with the requirements of the Division of Minerals.

10. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. This Agreement shall be governed under the laws of the State of Nevada without reference to choice of law rules and to the extent permitted hereunder, Executive consents to the sole jurisdiction of the state and federal courts of Nevada. **EMPLOYER AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY and agree to submit all issues relating to or arising out of this Agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and where applicable, Chapter 38 of the Nevada Revised Statutes. The Arbitrator is authorized to grant any remedy at law or in equity, in the same manner as a district court, including awarding attorneys fees and costs to the prevailing party.**

11. Opportunity For Review.

(a) Executive acknowledges that Executive has read and fully understands this Agreement and represents that prior to signing this Agreement, Executive has been advised to, and has had an opportunity to, consult Executive's counsel with respect to this Agreement and Executive executes this Agreement freely and voluntarily. Executive understands that Executive has been given twenty one (21) days and the requisite statistical data to review this Agreement before signing it and that if Executive fails to execute this Agreement and return it to Employer within the time frame provided, Employer shall have no obligation to enter into this Agreement and that the Resignation Date shall be unaltered. The parties understand that they are each responsible for their own attorney's fees.

(b) This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer by Executive. The parties understand and agree that Executive may revoke this Agreement after having executed and delivered it to Employer by so advising Employer in writing no later than 11:59 p.m. on the seventh (7th) day after Executive's execution and delivery of this Agreement to Employer. If Executive revokes this Agreement, it shall not be effective or enforceable, all payments hereunder shall cease, any Severance Payments previously paid must be repaid to the Company immediately and the Company shall be entitled to withhold any other payments otherwise due to Employee to satisfy any repayment amount due to the Company.

12. Entire Agreement. By signing below, Executive agrees to be bound by this Agreement and Sections 12, 13 , 14 and 15 of the Employment Agreement, which sections shall continue in full force and effect, notwithstanding that within termination of the Employment Agreement and execution of this Agreement; provided that Section 15 of the Employment Agreement shall remain in force and effect through March 31, 2012. This Agreement, together with Sections 12, 13, 14 and 15 of the Employment Agreement and the Covenants Agreement, constitutes the entire agreement with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) with respect to the subject matter hereof. Without limiting the foregoing, Executive is not entitled to any additional compensation, reimbursement or payment pursuant to the Employment Agreement. As used herein, the word "including" shall in all cases be deemed to be followed by the phrase "without limitation" and the word "person" shall include individuals and corporations, societies, companies, partnerships, trusts, unincorporated associations, governments and governmental instrumentalities, and other entities of any kind. This Agreement shall be in addition to, and not in limitation or in lieu of, any other rights or remedies available to the Company, under Section 15 of the Employment Agreement or otherwise. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or the Company.

13. Counterparts. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when counterparts shall have been executed and delivered by both parties, regardless of whether both parties have executed the same counterpart. A facsimile or PDF of an original shall be as effective as delivery of such original.

14. The undersigned officer of Employer GOLDSPRING, INC. hereby represents and warrants that he is authorized and directed to sign this Agreement with all attached and incorporated Exhibits and that this Agreement with all attached and incorporated Exhibits has been accepted and approved by legally binding resolution of the Board of Directors of Employer.

IN WITNESS WHEREOF, the Employer has executed the Agreement on April 20, 2010.

EMPLOYER: GOLDSPRING, INC.

Witness

Name: DIRECTOR

BY:

Name: William Ioanna

Title: Chair of Board

Agreed to and accepted on this 21st day of April, 2010

Witness

Name

EXECUTIVE:

Jim Golden

Exhibit I

The "Big Mike" Copper Project

"Big Mike" Copper consists of 17 unpatented lode claims and one placer claim covering a total of approximately 310 acres in Pershing County, Nevada that comprise the Big Mike Copper property. The Big Mike Copper property is located approximately 32 miles south of Winnemucca in Pershing County, Nevada. Access to this site is available by way of Grass Valley Road, a county maintained paved and gravel road, for 30 miles and then two miles on a BLM gravel road. The property is situated at an elevation of 5,000 to 5,500 feet. GoldSpring has not completed any exploration activity or undertaken any geologic, engineering or economic studies on the Big Mike Copper property. The property includes an open pit, mineralized material in a stockpile, and waste dumps. As the site was previously mined, there are also roads and graded areas on the property. Two cased water wells with rights to two cubic feet per second are also present on the property.

Serial #	Claim Name	Location Date	Type	Lease Holder	Position	Land Source	Acres
NMC-87482	Big Mike Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87483	Big Mike 4 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87484	Big Mike 6 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87485	Big Mike 7 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87486	Big Mike 9 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87487	Big Mike 10 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87488	Big Mike 11 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87489	Big Mike 12 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87490	Big Mike 16 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87491	Big Mike 20 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87492	Big Mike 24 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87493	Big Mike 30 Lode	6/18/1979	Lode	GSPG	Fee	BLM	20.7
NMC-87494	Big Mike Extension	7/27/1979	Lode	GSPG	Fee	BLM	17.7
NMC-87495	Big Mike Extension #1	7/27/1979	Lode	GSPG	Fee	BLM	17.7
NMC-87496	Big Mike Extension #2	7/26/1979	Lode	GSPG	Fee	BLM	17.7
NMC-87497	Brandi Placer	6/18/1979	Placer	GSPG	Fee	BLM	20.0
NMC-510111	Big Ron	7/26/1979	Lode	GSPG	Fee	BLM	20.0
NMC510112	Big Bruce	7/26/1979	Lode	GSPG	Fee	BLM	20.0


Panther
22
27
26
Big Mike and Related Claims
in Pershing County as of 2008
0 500 1,000 1,500 2,000
Feet
1 inch = 1,000 feet
Map updated March 25, 2009
N
Legend
Big Mike Claims
Brandi Placer Claim

Exhibit II


Exhibit II
GoldSpring Inc.
Comstock Mine Project
Area of Interest
STOREY
WASHOE
LYON
CARSON CITY
DOUGLAS
50
Legend
GSPG AOI 5 mile buffer
GSPG AOI
Haywood Quarry
Buffer
Haywood Claims

Exhibit III


Exhibit III
Haywood Quarry
&
Buffer Zone
American
Flat
Quarry
Hartford
Lucerne Cut
Silver
Drysdale Mine
South Comstock Mine
Davis Gate
Silver City
Ravine
Basalt Mesa
Vulcano Mine
Basalt Hill
Florida Shaft
Dayton Mine
Grizzly Hill
Kossuth Mine
Haywood Mine
Alhambra Mine
Amazon Mine
Amazon
Dump
Water Tank
Spring
Pit

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease ("Assignment") is made as of April 21, 2010, by and between GOLDSPRING, INC., having an address at 1200 American Flat Road, Virginia City, Nevada 89440 ("Assignor"), and JAMES GOLDEN, having an address at 3503 Skyline Drive, Reno, Nevada 89511 ("Assignee").

Assignor is the lessee under a lease of the apartment currently occupied by Assignee (the "Lease"). Assignor is now required by the terms of a separate agreement with Assignee to assign its interest in the Lease to Assignee, and Assignee now wishes to take such assignment and to assume all of the obligations of Assignor under the Lease.

NOW THEREFORE, in consideration of the foregoing and the covenants and undertakings contained in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignor does hereby grant, bargain, sell, assign, transfer and convey to Assignee, its successors and assigns, all of Assignor's right, title and interest as lessee under the Lease as of the date of this Assignment.

TO HAVE AND TO HOLD the Leases unto Assignee, its successors and assigns, for and during the term of the Lease, subject, nevertheless, to the terms of the Lease.

2. Assignee, for itself and its successors and assigns, hereby covenants and agrees to assume, observe, perform, fulfill, and be bound by all terms, covenants, conditions and obligations of the Assignor to be kept and performed under the Lease on and after the date hereof.

3. Assignee hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold harmless Assignor of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, reasonable attorneys' fees and court costs ("Claims") arising out of any failure by Assignee, as lessee under the Lease, to keep and perform the duties of lessee to be kept and performed under the Lease on and after the date hereof. Without limiting the generality of the foregoing, Assignee unconditionally, absolutely, and irrevocably agrees to indemnify and hold harmless Assignor of, from and against, and hereby releases Assignor of and from, any and all claims arising out of any failure by the landlord under the Lease to consent to the assignment of Assignor's interest under the Lease to Assignee, including, without limitation, any Claim based on the invalidity of this Assignment as a result of failure to grant such consent and any Claim based on default by Assignor or Assignee under the Lease as a result of failure to grant such consent.

4. The terms and conditions of this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

5. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute a single instrument. This Assignment shall not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this Assignment has been executed by each party.

6. This Assignment shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSIGNOR:

GOLDSPRING, INC.

By:
Name: Corrado DeGasperis
Title: CEO

ASSIGNEE:

James Golden

CONSENT OF LANDLORD

The undersigned, landlord ("Landlord") under that certain lease (the "Lease") of Apartment Number __, 3503 Skyline Drive, Reno, Nevada between Landlord and GoldSpring, Inc., as tenant, hereby consents to the foregoing Assignment and Assumption Agreement and releases GoldSpring, Inc. of and from all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities, expenses, reasonable attorneys' fees and court costs arising under the Lease and accruing prior to the date hereof.

Dated ______________, 2010.

LANDLORD:

____

By: ___________________________
Name:
Title: